EXHIBIT 10.31

Ryerson Tull, Inc.

2002 Incentive Stock Plan

Performance Award Agreement

You have been selected to be a Participant in the Ryerson Tull, Inc. 2002 Incentive Stock Plan (the “Plan”), as specified below:

Participant:

Number of Performance Shares Granted:

Date of Grant:	January 28, 2004

Beginning of Performance Cycle:

End of Performance Cycle:

Performance Measure:	Return on Net Assets (“RONA”)

Performance Measurement Target:	4-year average RONA = %

Performance Measurement Threshold:	4-year average RONA = %

Performance Measurement Cap:	4-year average RONA = %

Maximum Number of Performance Shares
Payable (subject to the Value Cap):

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

To the extent not specified in the Plan, the terms of this award have been determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), as outlined in this Agreement.

1. Settlement of Award. Under Section 9(a)(iii) of the Plan, For each Performance Share earned by you, as determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement, the Company shall deliver to you (a) one share of Common Stock or (b) cash equal to the Fair Market Value of one share of Common Stock. Any earned Performance Shares payable to you in accordance with this Section are payable in Common Stock or cash as you may elect from time to time, or may be deferred at your election as provided in the Plan and in any rules adopted by the Committee. For earned Performance Shares paid in shares of Common Stock, any fractional shares of Common Stock shall be rounded to the nearest whole share of Common Stock. The Fair Market Value of Common Stock shall have the definition provided in the Plan and in any rules adopted by the Committee.

2. Eligibility for Earned Performance Shares. You shall be eligible for payment of earned Performance Shares only if your employment with the Company:

(a) Continues through the end of the Performance Cycle;

(b) Is terminated due to Normal Retirement (as defined in the Ryerson Tull Pension Plan) during the Performance Cycle;

(c) Is terminated due to Disability or death during the Performance Cycle; or

(d) Is terminated involuntarily for reasons other than Cause during the Performance Cycle.

If you retire under Normal Retirement, suffer a Disability, or are terminated involuntarily for reasons other than Cause during the Performance Cycle, you shall be eligible only for that proportion of the number of Performance Shares earned for such Performance Cycle that your number of full months of participation during the Performance Cycle bears to 48 months. “Cause” has the same meaning ascribed to it in the Employment Agreement between you and the Corporation or, if you are not party to an Employment Agreement, in the form of employment agreement approved by the Compensation Committee and in effect at the date of termination.

In the event of your death, the Performance Cycle for this award will be deemed to end at December 31 of the year of your death, attainment of the Performance Measures will be computed as of that December 31, and you shall be eligible only for that proportion of the number of Performance Shares deemed earned for such deemed Performance Cycle that your number of full months of participation during the Performance Cycle bears to 48 months. Your beneficiary shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

Termination of employment during the Performance Cycle for any reason other than Normal Retirement, Disability, death, or involuntarily for reasons other than Cause, shall require forfeiture of this entire award, with no payment to you.

3. Deferral of Award. The payment of the shares of Common Stock earned pursuant to this Performance Award Agreement to you may be deferred, in whole or in part, at your election. If you elect to defer your receipt of such shares of earned Common Stock, the amount deferred will be denominated in share units that will be deemed to be invested in and ultimately be paid out, at your election, in the form of shares of Common Stock or in cash equal to the Fair Market Value of shares of Common Stock at the payment date. You must make a deferral election prior to the beginning of the Performance Cycle. The duration of the deferral extends to Retirement or termination of employment. Once made, the deferral election is irrevocable.

4. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

5. Nontransferability. Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6. Change in Control. In the event of a Change in Control of the Company, you will receive an amount in cash with respect to this performance award if it is outstanding on the date of the Change in Control equal to (i) the Change in Control Price, multiplied by (ii) 100% of the target award amount, and further multiplied by (iii) a fraction, the denominator of which is the number of months (rounded to the nearest whole number) in the performance cycle, and the numerator of which is the number of months (rounded to the nearest whole number) of the performance cycle elapsed prior to the date of the Change in Control of the Company; provided, however, that if the Company’s market capitalization as of the date of the Change in Control is less than $250 million, “30%” shall be substituted for “100%” in clause (ii) above; and, provided further, that the foregoing amount shall be in lieu of any other payment with respect to this performance award, and if you receive any payment with respect to this performance award after the Change in Control, but prior to your Date of Termination, it shall reduce, but not below zero, the amount to which you are entitled under this paragraph (6) for this award.

7.	Miscellaneous.

(a) This Agreement shall not confer upon Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Participant’s rights under this Agreement.

(c) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Exhibit 1

This Exhibit 1 is incorporated into and forms a part of the Agreement.

Revision of Performance Measures. The Performance Measures set forth in this Exhibit 1 and the Agreement may be modified by the Committee during, and after the end of, the Performance Cycle to reflect significant events that occur during the Performance Cycle; provided, however, that if the Participant is or will be a Covered Employee for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, then such modification can only be undertaken in a manner consistent with the requirements of Section 162(m) and the regulations thereunder, unless the Committee, in its sole discretion, decides otherwise.

Amount of Award. No award shall be earned or payable unless the Company’s aggregate earnings over the Performance Period is greater than $0.00. When the Company’s aggregate earnings over the Performance Period is greater than $0.00, the amount distributable to the Participant under the Agreement shall be determined in accordance with the following schedule:

2004 Award of Performance Shares Earned and Payable at December 31, 2007

Actual Average RONA for the Performance Cycle	RONA as a Percent of the Performance Measurement Target		Performance Shares Earned as a Percent of Target Award Amount		Target Award Amount (Number of Performance Shares in the Initial Award)	Performance Shares Earned (Number of Shares*/Value Cap)
Less than _____%	Less than _____	%	0%		______	0
_____%	_____%		30	%*	______	______	*
_____%	_____%		100%		______	______
_____%	_____%		200	%*	______	______ shares/$______ but not less than ______ shares	*

*	Subject to the Value Cap described below.

Note: Performance Shares earned above a threshold average RONA over the Performance Cycle of _____% will be interpolated from the above chart, up to a maximum number of Performance Shares earned at the Performance Measurement Cap of _____%, which maximum is the lesser of (1) ______ shares and (2) the Value Cap of $______, but in no event less than ______ shares (the initial award of performance shares).

*	The Value Cap is a limit on the total economic value of what may be earned that can impact the shares earned as follows: performance shares can be earned only up to the point that the total economic value of all shares delivered to a participant does not exceed two times the economic value of the initial award (except as noted below). The economic value of the initial award is computed by multiplying 100% of the performance shares underlying the initial award by the 24-month average price of Company stock (excluding the two highest and two lowest prices) prior to the grant date, which price was $_______. Notwithstanding this Value Cap, if performance is at or above target a participant will receive no less than the initial award of performance shares provided for at the beginning of the cycle.